EXHIBIT 99.1
NEWS RELEASE
RANGE RESERVES INCREASE 27% TO 2.2 TCFE
FORT WORTH, TEXAS, JANUARY 30, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2007 increased 27% to 2.2 Tcfe. From all sources, Range replaced 537% of production in 2007. Drilling alone replaced 424% of production. Finding costs from all sources totaled $1.83 per mcfe. Drill bit finding costs including $78 million of acreage purchases was $1.80 per mcfe. Drill bit finding cost excluding acreage cost was $1.65 per mcfe.
At year-end 2007, 82% of the proved reserves by volume were natural gas. The percentage of reserves associated with the proved developed category increased to 64% versus 63% in 2006. At year-end 2007, the Company’s reserve life index stood at 17.7 years based on fourth quarter production levels. Approximately 86% of the reserves were audited by independent petroleum consultants. Capital expenditures for 2007 excluding acquisitions totaled $900 million.
Commenting, John H. Pinkerton, Range’s President, said, “Achieving 537% reserve replacement at an all-in finding cost of $1.83 per mcfe is exceptional performance. Maintaining a low-cost structure in times of record growth is an extraordinary accomplishment. Importantly, our 424% drill bit replacement was the highest in our history. These results reflect the superb team we have at Range coupled with excellent 2007 drilling results. In addition to our proved reserves, we estimate the unproven reserve potential of our drilling inventory now exceeds 3 Tcfe and the unrisked reserve potential of our emerging plays exceeds 13 Tcfe. We are in an excellent position to continue to add production and reserves for many years to come.”
2007 RESERVES WALKFORWARD
(in Mmcfe)

Balance at December 31, 2006	1,758,226

Extensions, discoveries and additions	484,251
Purchases	132,984
Revisions	14,206
Sales	(39,254)
Production	(117,651)

Balance at December 31, 2007	2,232,762

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States. The Company has updated its presentation on its website for the changes announced in this press release.
Except for historical information, statements made in this release, including those relating to expected reserves quantities, capital expenditures and finding and development costs in 2007 are still subject to audit and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Finding costs from all sources is calculated by taking all cash expenditures for drilling, development, acreage and acquisitions divided by the sum of extensions, discoveries, additions, purchases and revisions to reserve volumes. Drill bit finding costs excluding acreage is calculated by taking all cash expenditures for drilling and development divided by the sum of extensions, discoveries, additions and revisions to reserves volumes.
The Securities and Exchange Commission has generally permitted oil and gas companies, in filings made with the Securities and Exchange Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “potential,” “probable,” “possible” or “unproven” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. While we believe our calculations of unproven drill sites and estimation of unproven reserves and are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers. Such disclosures as to “unproven reserves potential” has not been risked for possible failure to find commercial quantities of oil and gas reserves when drilled.

_2008-3

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

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